 EXHIBIT 10.1
SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (“Agreement”), effective as of October 16, 2009 (“the Effective Date”), is entered into between NeoMedia Technologies, Inc., a Delaware corporation having a principal place of business at Two Concourse Parkway, Suite 500, Atlanta, GA 30328 (“NeoMedia”), and Scanbuy, Inc., a Delaware corporation having a principal place of business at 54 West 39th Street, New York, NY 10018 (“Scanbuy”) (together, “The Parties,” or individually, “Party”).

WHEREAS, NeoMedia and Scanbuy are parties to an action filed in the United States District Court for the Southern District of New York, Civil Action No. 1:04-CV-3026 (RJH) (“the 2004 Lawsuit”) for alleged infringement of United States Patent No. 5,933,829, entitled “Automatic Access of Electronic Information Through Secure Machine-Readable Codes on Printed Documents,” which issued on August 3, 1999; United States Patent No. 6,108,656, entitled “Automatic Access of Electronic Information Through Machine-Readable Codes on Printed Documents,” which issued on August 22, 2000; United States Patent No. 5,978,773, entitled “System and Method for Using an Ordinary Article of Commerce to Access a Remote Computer,” which issued November 2, 1999; and United States Patent No. 6,199,048, entitled “System and Method for Automatic Access of a Remote Computer over a Network,” which issued March 6, 2001 (collectively “The 2004 Asserted Patents”);

WHEREAS, Scanbuy, Marshall Feature Recognition, LLC, a Texas corporation having a principal place of business at 104 East Houston Street, Suite 170, Marshall, Texas 75760 (“MFR”), and NeoMedia are parties to an action transferred to the United States District Court for the Southern District of New York, Civil Action No. 1:09-CV-4297 (RJH) (“the 2009 Lawsuit”) for alleged infringement of United States Patent No. 6,886,750, entitled “Method and Apparatus for Accessing Electronic Data via a Familiar Printed Medium,” which issued on May 3, 2005 (“the MFR Asserted Patent”); and United States Patent No. 7,287,696, entitled “System and Method for Decoding and Analyzing Barcodes Using a Mobile Device,” which issued on October 30, 2007, (“The Scanbuy Asserted Patent”, and collectively with the MFR Asserted Patent “The 2009 Asserted Patents”); and

WHEREAS, NeoMedia and Scanbuy have agreed to settle and resolve the 2004 Lawsuit and the 2009 Lawsuit by granting licenses, releases and covenants not to sue under various patents owned and/or licensable by each of them and as to various patents that may issue in the future, as set forth herein;

NOW, THEREFORE, in accordance with the foregoing recitals, and in consideration of those recitals and the mutual rights, releases, and covenants contained herein, the Parties agree as follows:

1.	Definitions.

1.1.
“NeoMedia Licensed Patents” means only the patents and patent applications owned by NeoMedia containing claims to any invention(s) useful in or relating to the Field of Use (as defined in Section 1.3), strictly limited to the patents and patent applications listed on Exhibit A hereto, together with all divisionals, continuations, continuations-in-part, reissues, reexaminations, and any other present or future applications or patents now owned or hereafter acquired by NeoMedia during the term of this Agreement in which the claims are directed to the Field of Use (as defined in Section 1.3).

1.2.
“Scanbuy Licensed Patents” means the Scanbuy Asserted Patent as well as all divisionals, continuations, continuations-in-part, reissues, reexaminations of the Scanbuy Asserted Patent, and any other present or future patent applications or patents now owned or hereafter acquired by Scanbuy during the term of this Agreement relating to the Field of Use (as defined in Section 1.3).

1.3.	“Field of Use” shall be set forth in Exhibit B hereto.

1.4.
“Royalty-Based Revenue” means any gross revenue, derived in any way by Scanbuy in the Field of Use and in the Territory (as defined in Section 1.5) in connection with or relating to a user located in the Territory using a mobile device to scan a machine readable code, including without limitation advertising revenues, transactional revenue generated by barcode reading, in-kind payments, non-monetary consideration (valued at market value), clearing-house revenue, service fees, and includes all action oriented revenue, for example but not limited to content download and click to subscribe.  For the avoidance of doubt, Royalty-Based Revenue does not include any revenue generated by Scanbuy in connection with or relating to users using a mobile device to scan a machine readable code while that user is located outside the Territory, for which such use is not in any way covered by the license herein.

1.5.	“Territory” shall mean those countries identified in Exhibit C as amended from time to time by mutual agreement by the Parties, initially the United States of America and its territories.

1.6.
“Scanbuy Clients” shall mean those entities that operate within the Territory and within the Field of Use serviced by Scanbuy, including by way of illustration and not limitation, brands, agencies, carriers, subscribers of carriers, and advertising customers of carriers (e.g., brands, agencies, etc.).  For the avoidance of doubt, an entity that utilizes Scanbuy’s service to resolve codes that have been scanned by users within the Territory and within the Field of Use is a Scanbuy Client even if the entity is entirely located outside the Territory.

2.	Licenses Granted.

2.1.
Subject to the terms and conditions of this Agreement, and for the consideration recited herein, NeoMedia grants to Scanbuy a royalty-bearing, non-exclusive, license within the Field of Use under the NeoMedia Licensed Patents within the Territory.  There is no right to sublicense granted herein, except that it is understood that Scanbuy Clients contracting with Scanbuy to operate in the Territory and within the Field of Use under the rights granted herein to Scanbuy will fall within the license granted to Scanbuy, subject to termination of the license as set forth herein and provided that such Scanbuy Clients are generating Royalty-Based Revenue subject to Section 3, but such Scanbuy Clients have no rights separate and apart from those extended to Scanbuy herein.  For the avoidance of doubt, if an entity participates in an ecosystem in which Scanbuy does not participate or in which Scanbuy does not obtain or share in revenue derived from activities within that ecosystem, those activities by the entity will not fall within the license granted to Scanbuy.  No license or other right is extended to MFR under the NeoMedia Licensed Patents.

2.2.
Subject to the terms and conditions of this Agreement, and for the consideration recited herein, Scanbuy grants to NeoMedia (a) a paid-up, irrevocable, non-exclusive license under the Scanbuy Licensed Patents within the Territory and (b) a paid-up, non-exclusive sublicense under the MFR Asserted Patent as well all of the patents of MFR licensed to Scanbuy (collectively, “MFR Licensed Patents”), for all systems and methods, in whole or in part, made, used, offered for sale, sold or imported in the United States by which a cellular/mobile device is used or can be used to read or enter bar codes or other machine readable codes to access content or information or trigger phone functionalities.  There is no right to sublicense granted herein, except that it is understood that parties contracting with NeoMedia to operate in the Territory and within the Field of Use under the rights granted herein to NeoMedia (“NeoMedia Clients”) will fall within the license and sublicense granted to NeoMedia, but such NeoMedia Clients have no rights separate and apart from those extended to NeoMedia herein.

2.3.
The NeoMedia license granted in this section to Scanbuy shall terminate: if Scanbuy fails to make any payments due and owing pursuant to Section 3, which the Parties agree is a material breach of this Agreement, unless cured within thirty (30) days of notice by NeoMedia of such failure; or upon Scanbuy’s petition for relief under any bankruptcy legislation; or upon Scanbuy’s cessation of doing business; or upon any other material breach of this Agreement by Scanbuy; or upon breach of Scanbuy’s representation and warranty that it has the right to settle the 2009 Lawsuit on behalf of MFR; or upon breach of Section 2.4 by Scanbuy.  For the avoidance of doubt, the Scanbuy license granted to NeoMedia shall not terminate, but the Scanbuy sublicense granted to NeoMedia is terminable as described in Section 2.4.

2.4.
The Scanbuy sublicense to NeoMedia in this section is expressly conditioned upon Scanbuy fulfilling its obligations under the “Exclusive Patent License Agreement,” dated March 5, 2008, between Scanbuy and MFR, provided however that Scanbuy shall take no action to terminate the Exclusive Patent License Agreement solely in order to terminate the sublicense granted to NeoMedia herein.  The sublicense to NeoMedia granted in this section shall subsist so long as Scanbuy has a license to MFR Licensed Patents,

3.	Payments.

Scanbuy’s payment obligations to NeoMedia shall be set forth in Exhibit D.

4.	Dismissal of the Lawsuits.

4.1.
As a condition of execution of this Agreement, NeoMedia, Scanbuy and MFR shall have their respective counsel execute an Agreed Order dismissing all claims and counterclaims made in the 2004 Lawsuit and the 2009 Lawsuit substantially in the forms attached hereto as Appendix E.  The claims and counterclaims between and among NeoMedia, Scanbuy, and MFR shall be dismissed with prejudice, provided, however, that NeoMedia reserves all right and ability to challenge the validity, enforceability and infringement of the MFR Asserted Patent in the event that the sublicense is terminated, and no issue preclusion or res judicata effect will apply in that event.   NeoMedia’s counsel shall file said Agreed Order for the 2004 Lawsuit and said Agreed Order for the 2009 Lawsuit within five (5) business days after execution of this Agreement.

4.2.
The Parties agree that this Agreement constitutes the full and complete settlement of the disputed claims and counterclaims.  It does not and shall not constitute an admission of liability by any of the Parties and shall not be used by any of the Parties or any other person or entity in any litigation or proceeding for that purpose.  The Parties further agree that the disputes and allegations that resulted in the Lawsuit and are subject to this Agreement shall not be discussed or disclosed publicly except as may be required to respond truthfully to governmental inquiries or required testimony, or to enforce the terms of the Agreement itself.

4.3.	The Parties agree to bear their own costs and attorneys’ fees in connection with the 2004 Lawsuit and the 2009 Lawsuit and in connection with the negotiation of this Agreement.

4.4.
As a condition for granting the licenses and releases in this Agreement, within ten (10) days from the Effective Date Scanbuy shall file with the appropriate patent office papers to withdraw all opposition proceedings or other adverse proceedings which seek to invalidate any NeoMedia intellectual property right, including those related to any NeoMedia (or a foreign Affiliate’s) pending patent application anywhere in the world.  Scanbuy shall inform NeoMedia promptly when the request to withdraw the opposition or other adverse proceeding has been made, and where those proceedings had been pending.

5.	Covenants Not to Sue and Releases.

5.1.
Subject to the fulfillment of the terms and conditions of this Agreement, NeoMedia and its predecessors, successors and successors-in-interest, officers, directors, employees, subsidiaries and agents, in their respective capacities as such, do hereby jointly and severally release, forever discharge, and covenant not to sue Scanbuy and Scanbuy’s successors, and successors-in-interest and Scanbuy’s current, former and future officers, directors, employees, attorneys, agents, customers, distributors, end users and resellers, in their respective capacities as such, from any and all claims, actions, causes, causes of action, suits, damages, demands, duties, rights, obligations, liabilities, judgments and demands whatsoever, in law or in equity, whether known or unknown, which were asserted or could have been asserted prior to the Effective Date.  For the avoidance of doubt, the release relates only to products and services that a person obtained from Scanbuy.

5.2.
Scanbuy and its predecessors, successors and successors-in-interest, officers, directors, employees, subsidiaries and agents, in their respective capacities as such, do hereby jointly and severally release, forever discharge, and covenant not to sue NeoMedia and NeoMedia’s current and former officers, directors, employees, attorneys, agents, customers, distributors, end users  and resellers, in their respective capacities as such, from any and all claims, actions, causes, causes of action, suits, damages, demands, duties, rights, obligations, liabilities, judgments and demands whatsoever, in law or in equity, whether known or unknown, which were asserted or could have been asserted prior to the Effective Date, including any of the foregoing arising under the MFR Licensed Patents.  For the avoidance of doubt, the release relates only to products and services a person obtained from NeoMedia.

6.	Warranties and Representations.

6.1.
Except as discussed below, NeoMedia warrants and represents that (a) NeoMedia is the sole and exclusive owner of the patents and pending applications identified in Exhibit A; and (b) NeoMedia has not entered into any agreement which would interfere with the license, releases, and covenants not to sue granted by this Agreement.

6.2.
Scanbuy warrants and represents that (a) Scanbuy is the sole and exclusive owner of the Scanbuy Licensed Patents; (b) under Section 2.3 of the “Exclusive Patent License Agreement,” dated March 5, 2008, between Scanbuy and MFR, Scanbuy has the authority to sublicense the MFR Asserted Patent in a field of use defined as “all systems and methods, in whole or in part, made, used, offered for sale, sold or imported in the United States by which a cellular/mobile device is used or can be used to read or enter bar codes or other machine readable codes to access content or information or trigger phone functionalities; (c) the “Exclusive Patent License Agreement” referred to above is in full force and effect; (d) Scanbuy has not entered, and will not enter, into any agreement which would interfere with the license, sublicense, releases, and covenants not to sue granted by this Agreement; and (e) Scanbuy has the full right and authority pursuant to the “Exclusive Patent License Agreement” to release NeoMedia under the MFR Licensed Patents and settle the 2009 Lawsuit on MFR’s behalf on the terms herein.

6.3.
If Scanbuy is found in breach of any of the representations and warranties of Section 6.2(b) through (e), Scanbuy shall pay a liquidated damage sum to NeoMedia in the amount of Two Hundred and Fifty Thousand US Dollars ($250,000.00) immediately upon a finding of such breach, in addition to any other result or remedy set forth herein or otherwise available to NeoMedia.

7.	Term and Termination.

The Term of this Agreement shall be until the last to expire of the NeoMedia Licensed Patents, in which case all payment obligations under Section 3, not then due and payable, shall cease, or upon the occurrence of the events described in Section 2.3 of this Agreement, in which case any then accrued payment obligations shall become due and payable.

8.	Dispute Resolution.

8.1.
The Parties agree to follow the procedure set forth below to resolve any dispute (other than patent infringement, patent validity, patent enforceability, or any other issue concerning a substantive patent right), by arbitration administered by a mutually agreed-upon arbitral entity, or in the event of no such agreement, by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules and other applicable rules and procedures set forth by the AAA.  The place of arbitration shall be Atlanta, Georgia.

8.2.
The procedures described herein shall be followed if senior management of both Parties is unable to resolve the dispute within thirty (30) days after a dispute is identified to the other Party.  There shall be no arbitration until the thirty (30) day discussion period has elapsed.

8.3.	The arbitrator(s) may award damages, an injunction, or both to the prevailing party.

8.4.
The decision of the arbitrator(s) shall be final and binding on all Parties, and judgment on the award of the arbitration panel may be entered by any Court having jurisdiction.  There shall be no appeal.

8.5.
Any costs or expenses, including reasonable attorneys’ fees, incurred by the successful Party arising out of the arbitration will be assessed against the unsuccessful Party, borne equally, or assessed in any manner within the discretion of the arbitrator(s).

8.6.
The arbitrator(s) may also award interest at a rate not to exceed the Prime Rate (which exists on the day of the award) from the date of the award until paid.  Unless decided differently by the arbitrator(s), each Party shall pay one-half (1/2) the fees, costs and expenses charged by the arbitrator(s).

9.	Confidentiality and No Challenge.

9.1.
Except where such disclosures are required by law or the Parties have given consent in writing, the Parties agree to keep confidential and not disclose to any third party:  (a) the terms and conditions of this Agreement, (b) any of the negotiations and discussions that preceded its making; and (c) non-public financial information except (i) as is necessary to effectuate any term or provision of this Agreement, including any subsequent litigation to enforce this Agreement; (ii) to either Party’s insurers, as necessary to pursue insurance claims; (iii) to a Party’s accountants or lawyers; (iv) as is reasonably necessary to comply with the Securities and Exchange Commission’s disclosure requirements; (v) to a third party in connection with a due diligence investigation between the third party and the Party seeking to make the disclosure, provided prior to seeing the information, the third party enters into a non-disclosure agreement (“NDA”) with confidentiality terms substantially the same as the terms used to protect the Party’s own financial information; (vi) to existing and potential future investors and/or shareholders of the Party, provided that any potential future investors and/or shareholders enter into an NDA as described in (v) above; (vii) to MFR provided MFR agrees to protect the information to the same extent that it protects MFR’s own financial information; and (viii) as required by law or court order upon notice to the other Party sufficiently in advance of such disclosure to permit the other Party to seek a protective order.

9.2.	The Parties will not publicly acknowledge this settlement except through a joint press release approved in writing by the Parties.

9.3.
If any Party is obligated to produce this Agreement, for example, in response to a document request in litigation, that Party shall promptly notify the other Party of the request with sufficient particularity to allow the other Party at least ten (10) days, at its own expense, to object to the requested production if necessary.

9.4.
During the term of this Agreement, Scanbuy and NeoMedia subject to the exclusion of Section 4.1 above, shall not on their own or through another, challenge the validity or enforceability of any of the Licensed Patents of the other Party, or provide any assistance or guidance regarding the alleged non-infringement, invalidity, or unenforceability of any of the same to any third party who is challenging or may challenge the scope, validity or enforceability of the same in any proceeding, including in court, arbitration, or before a patent office, except as required by judicial process.  In the event a Party is served with a subpoena relating to one or more of the Other Party’s Licensed Patents, the Party served with the subpoena will cooperate with the other Party in responding to the subpoena.  Should Scanbuy violate the foregoing, as in the event that Scanbuy challenges the validity or enforceability of any of the NeoMedia Licensed Patents, NeoMedia shall have the option of any one of the following:

(a) terminating the license to Scanbuy; or

(b)   continuing the license to Scanbuy, including but not limited to royalty payments thereunder, provided further that Scanbuy (i) pays all legal fees, costs and expenses of NeoMedia in defending the validity or enforceability of the NeoMedia Licensed Patents as such are invoiced or incurred and (ii) in the event that any claim is found invalid or unenforceable, paying NeoMedia a liquidated damage sum in the additional amount of the total royalties paid to date by Scanbuy as of the time of such finding; or

(c)   increasing the royalty rate to three times the stated rate during the period of challenge, and Scanbuy pays all legal fees, costs and expenses of NeoMedia in defending the validity or unenforceability of the Licensed Patents as such as invoiced or incurred.

10.	Marking/Proprietary Rights Notices.

Each Party agrees to mark all relevant products with the proper patent numbers in accordance with the Patent Laws.

11.	Governing Law.

This Agreement shall be governed by and construed under the laws of United States of America and the State of Georgia, without reference to the State’s choice of law provisions. The parties agree that any dispute (not otherwise resolved as provided under Section 5 of this Agreement) shall be brought in a Federal or state court seated in Atlanta, Georgia, United States of America, and the parties hereby consent to the exclusive jurisdiction and venue of such court.

12.	Transferability.

12.1.
The license set forth above to Scanbuy is personal and non-transferable, except that Scanbuy may transfer its respective rights granted in this Agreement to a successor or merged entity that acquires substantially all the applicable business of Scanbuy.  In the event of an acquisition of the business of Scanbuy by another, the license and release granted herein to Scanbuy shall apply only to the portion of Scanbuy’s business that existed prior to the acquisition, and shall not apply to the pre-existing business of the acquiring entity, or to the new business of any merged or continuing entity except to the extent that it represents a continuation of Scanbuy’s prior existing business.  In the event that Scanbuy agrees to so transfer its assets or to be acquired by another entity, Scanbuy shall inform NeoMedia in advance of the transfer.  As a condition to making any such notification, Scanbuy may require NeoMedia to enter into an NDA.  Any such successor or merged entity must agree, in writing and prior to any transfer, to be bound by Scanbuy’s obligations set forth herein.

12.2.
The license and sublicense set forth above to NeoMedia are personal and non-transferable, except that NeoMedia may transfer its respective rights granted in this Agreement to a successor or merged entity that acquires substantially all the applicable business of NeoMedia.  In the event that NeoMedia agrees to so transfer its assets or to be acquired by another entity, NeoMedia shall inform Scanbuy in advance of the transfer.  As a condition to making any such notification, NeoMedia may require Scanbuy to enter into an NDA.  Any such successor or merged entity must agree, in writing and prior to any transfer, to be bound by NeoMedia’s obligations set forth herein.

13.	Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.  This Agreement will become binding and effective upon the exchange of facsimile or other electronic copies of the required signatures and such facsimile copies shall be binding and effective until the signed originals are in the possession of each Party.

14.	Further Assurances.

14.1.	The Parties agree to execute and deliver any additional papers, documents or other assurances, and take all acts that are reasonably necessary to carry out the intent of this Agreement.

14.2.	Nothing in this Agreement is or shall be construed as:

14.2.1.	A warranty or representation by any of the Parties as to the validity or scope of any licensed patent; or

14.2.2.
A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

14.2.3.	An obligation to bring or prosecute any action or suit against any third party for infringement of any licensed patent; or

14.2.4.	An obligation to furnish any manufacturing or technical information or assistance to the other Party; or

14.2.5.	An agreement to defend the other Party against actions or suits of any nature brought by any third parties; or

14.2.6.	Conferring any right to use, in advertising, publicity or otherwise, either Party’s name, trade name or trademark, or any contraction, abbreviation or simulation thereof, without prior consent.

14.3.
The Parties agree to indemnify, defend and hold the other Party and their directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys’ and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating in any way to (i) the exercise of any right granted to the Party pursuant to this Agreement or (ii) any breach of a warranty or representation in this Agreement by the Party.

15.	No Third-Party Beneficiaries.

Unless specifically provided otherwise, nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement, nor shall anything in this Agreement be construed as creating an obligation by either Party to any non-party to this Agreement.

16.	Notices.

Any notices that are provided pursuant to this Agreement shall be provided via both electronic mail and in writing (via overnight courier) to the other Party as follows:

To Scanbuy:

Attn:   Chief Executive Officer
Scanbuy, Inc.
54 West 39th Street
New York, NY 10018

With a copy to:
John M. Hintz, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, NY 10022

and

To NeoMedia:

Attn:  Chief Executive Officer
NeoMedia Technologies, Inc.
Two Concourse Parkway, Suite 500
Atlanta, Georgia 30328

With a copy to:
Michael H. Baniak, Esq.
McDonnell Boehnen Hulbert & Berghoff LLP
300 South Wacker Drive, Suite 3100
Chicago, IL 60606

17.	Severability.

If any portions of this Agreement are held invalid or unenforceable, all remaining portions shall nevertheless remain valid and enforceable, to the extent they can be given effect without the invalid portions.

18.	Mutual Contribution.

This Agreement was drafted by counsel for each of the Parties and, thus, shall not be construed against any Party because that Party initially drafted any particular provision.

19.	Representation of Authority.

Each person signing this Agreement hereby represents and warrants that he or she has the authority to bind the entity on behalf of which he or she has signed.

20.	Integration.

This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter of this Agreement and merges all prior discussions between them, and none of the Parties shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement, or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized representative of the Party to be bound thereby.

21.	Survivability.

All confidentiality requirements and obligations of accrued payment shall survive expiration or termination of this Agreement.

22.	Waiver.

No waiver of any rights shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

23.	Independent Contractors.

The Parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute NeoMedia and Scanbuy as partners or joint venturers with respect to this Agreement.  None of the Parties shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Parties to bind the other Parties to any other contract, agreement, or undertaking with any third party.

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below:

NeoMedia Technologies, Inc. [Signed] /s/ Michael W. Zima Chief Financial Officer Dated: October 16, 2009	Scanbuy, Inc. [Signed] /s/ Jonathan B. Bulkeley Chief Executive Officer Dated: October 16, 2009